Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Niles his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K for Ascent Media Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Power of Attorney has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William R. Fitzgerald William R. Fitzgerald	Chairman of the Board, Director and Chief Executive Officer of Ascent Media Corporation	March 14, 2011

/s/ Philip J. Holthouse Philip J. Holthouse	Director of Ascent Media Corporation	March 14, 2011

John C. Malone	Director of Ascent Media Corporation	March 14, 2011

/s/ Brian C. Mulligan Brian C. Mulligan	Director of Ascent Media Corporation	March 14, 2011

/s/ Michael J. Pohl Michael J. Pohl	Director of Ascent Media Corporation	March 14, 2011

/s/ Carl E. Vogel Carl E. Vogel	Director of Ascent Media Corporation	March 14, 2011

/s/ George C. Platisa George C. Platisa	Executive Vice President, Chief Financial Officer and Treasurer of Ascent Media Corporation (Principal Accounting Officer)	March 14, 2011